EXHIBIT 99.1

South Texas Oil Company
Provides Interim Operations Update

SAN ANTONIO – May 28, 2009 (PR Newswire) – South Texas Oil Company (Nasdaq: STXX) today provided an interim operations update and asset overview.  Subsequent to the previously announced concurrent closing of its debt restructuring and non-core asset disposition, the Company further defines its core operating areas and outlines its intended plans for improving shareholder value through near-term production and reserves growth.

Overview
South Texas Oil is an independent oil and natural gas exploration and production company with three core operating areas:

•	South Texas, where it operates the Giddings and Big Foot Fields
•	The Gulf Coast, where it operates in shallow Texas state waters in Matagorda Bay
•	Louisiana, where it focuses on Assumption, Lafourche and Terrebonne Parishes with its Blue Moon Exploration joint venture

As of May 27, 2009, the Company owns or controls approximately 23,766 gross (18,960 net) acres in its core operating areas which feature a high-working-interest inventory of operated, drillable locations.  All references in this press release to owned or controlled leasehold and estimated production are as of May 27, 2009.  South Texas Oil operates 100% of its asset base, helping to ensure the timing and areas of development, as well as the allocation of capital expenditures. The Company’s daily net production, 73% of which is crude oil, is approximately 250 barrels of oil equivalent (BOE) from 120 producing well bores.  In addition, the Company operates another 58 well bores currently shut in that are being evaluated for workover potential in uphole pay from various productive intervals across its leasehold.

The Company continues its ongoing internal analysis of its geological and geophysical data set in order to high-grade its primary rate-of-return projects.  The review continues to reveal a mixed-risk portfolio of both oil and gas projects that, when properly executed, can propel the Company’s future organic growth.

Year-to-Date Operations Update

South Texas - Giddings Field
In Giddings Field, 95% of which is held by production (HBP), South Texas Oil has an 86% average working interest in 16,655 gross (14,142 net) acres, including 47 producing wells.  Giddings Field net production is approximately 212 barrels of oil equivalent per day (BOEPD).  The majority of the Company’s proved reserves and production are located in the Giddings Field.  For 2009 and beyond, the Company’s development program within the Giddings Field is expected to be focused on highly economic, lower-risk, repeatable lateral drilling opportunities which can contribute to improved cash flow and reserves.  The Company’s leasehold primarily concentrates on the up-dip, shallow side of Giddings Field, an oil-prone area that includes the Austin Chalk, Buda, Georgetown, Eagle Ford and Wilcox formations.

The Company has in inventory 27 horizontal, Austin Chalk recompletion opportunities which management believes provide compelling per-well economics.  Initial per-lateral estimates for drilling and completion costs are approximately $600,000.  The Company expects an average estimated ultimate recovery of 150,000 BOE per well which equates to a six-month payback at $40 per barrel WTI.  Typical horizontal laterals range from 3,000 feet to 5,000 feet.

Workovers
In addition to its Austin Chalk lateral development program, the Company continues its low-cost Giddings Field workovers which are highly economic at current commodity prices.  One example of workover economics is a recent well which was originally producing approximately 2 BOEPD.  After successful completion of the workover in mid-April, the initial 24-hour production rate was 220 BOEPD.  After stabilizing production in a 45-day period, recent rates were approximately 50 BOEPD from the Austin Chalk formation which equated to a two-month payback based on this well’s workover cost of $120,000 and average prices received during that period.  The well is on an electric pump jack, producing 16 hours a day, however, given the stabilization in production, engineers anticipate increasing the pumping unit run-time in an effort to boost daily production.  The Company has prioritized 10 additional workovers for immediate activity and expects results similar to those described above with capital expenditures of $75,000 to $186,000.

Eagle Ford Shale
Company geologists have reviewed the productive potential for the Eagle Ford shale which is regionally extensive across Giddings Field and other parts of south Texas.  The Eagle Ford shale is the Austin Chalk source rock.  Leasing, permitting and drilling activity has increased significantly in the surrounding mineral acres controlled by the Company.  Specifically, in the five counties where the Company operates, 57 drilling permits have been issued (Burleson 36, Brazos 13, Fayette 2, Lee 2, Grimes 4), with 55 of those permits issued to one large independent exploration and production Company.  South Texas Oil is monitoring Eagle Ford shale development and available well control in its area and intends to modify its exploration efforts and capital expenditures accordingly.

South Texas – Big Foot Field
The Big Foot Field is located in Frio and Atascosa Counties, Texas where the primary producing formations are the Olmos B and Olmos D sands, which range in depth from 3,100 feet to 3,600 feet.  The Company has 73 wells cumulatively producing approximately 30 BOPD, with a 100% working interest in 4,050 acres.  South Texas Oil recently underwent refracs  in two previous producers that had declined into marginal wells pumping from 0.25 to 0.5 BOPD each.  After utilizing modern fracture stimulation techniques, one of the wells is pumping at a stabilized rate of approximately 7 BOPD, up from 0.5 BOPD. The Company has identified 20 additional wells for potential workover activity.

The planned Big Foot Field refrac program could increase production and return shut-in wellbores to producing status.  In addition to potential workover activity, most existing wells in the field were drilled on 20-acre spacing, providing the Company with at least 40 additional infill drilling locations based on 10-acre well density.  Currently, the cost to re-frac a well in Big Foot Field is $50,000 to $75,000 per well.

Gulf Coast - Matagorda Bay
The Company controls and operates 2,240 gross (652 net) acres in shallow Texas state waters in Matagorda Bay, where it has identified four, 3-D defined exploratory prospects.    In 2008 and into 2009, the Company drilled, cased and cemented two directional wells in Matagorda Bay, which are currently undergoing completion procedures.  South Texas Oil currently operates two Matagorda Bay wells and holds a working interest of approximately 20.5% and 37.5% on these first two wells. Target formations in the Frio sands are the Bolmex, Melbourne and Nodosaria, which range from 8,500 feet to 12,500 feet.  Diagnostic well log analysis indicates multiple natural gas and condensate pay zones in the Bolmex, Nodosaria-1, and Nodosaria-2 formations at depths of 8,500 feet to 11,700 feet.  Completion operations commenced in early November, initially in the Nodosario-2 Formation at 11,700 feet where the zone was non-commercial.  Uphole pay potential exists for the Bolmex (five separate pay sands) and Nodosaria-1 (one sand) formations.  In January 2009, production tests indicated high pressure and gas to surface in the Nodosaria-1 formation.  In May 2009, the Company commenced a gravel pack operation on the Nodosaria-1 formation, with further production tests scheduled for early June.  Preliminary internal estimates include potential gross reserves of 2.5 billion cubic feet of natural gas equivalent for the Nodosaria-1 and 400,000 BOE gross from the Bolmex formation.  Comingled production can occur due to similar reservoir pressures.

Louisiana
The Company’s joint venture project agreement with Blue Moon Exploration focuses on developing oil and natural gas prospects throughout Louisiana.  South Texas Oil plans to operate these Miocene prospects, which carry a minimum 25% working interest.  Recently, the Company leased approximately 375 acres in Terrebonne Parish for its Bayou LaCache prospect.  The Bayou LaCache prospect is a faulted anticline with a three-way dip trapped against a major growth fault.  Three-dimensional seismic confirms that the structure is properly timed and positioned to potentially trap significant hydrocarbons.  Drilling is expected to commence in the third quarter of 2009 with a proposed total vertical depth of approximately 13,350 feet. Internal estimates include potential pre-drill gross reserves of 37 billion cubic feet of natural gas and 186,000 barrels of condensate.

Management Comment
South Texas Oil Company Chairman and CEO Mike Pawelek said: “Our asset mix provides the Company and its shareholders with a balanced-risk portfolio of opportunities suitable to a volatile commodity price environment.  We have highly economic, predictable, conventional oily Chalk laterals and workovers, combined with our higher-risk, higher-reward Matagorda Bay and Blue Moon Exploration projects.   Our internally generated project mix can help us improve in the important operational and financial categories by which we are judged as a public company.  Meaningful growth in production, cash flow and reserves, and ultimately shareholder value has been our goal since June of 2008 when management became active.”

About South Texas Oil Company
San Antonio-based South Texas Oil Company (NASDAQ: STXX) is an independent energy company engaged in the acquisition, production, exploration and development of crude oil and natural gas.  Our core operating areas include Texas, Louisiana and the Gulf Coast.  The Company controls a large inventory of lower-risk developmental / exploitation locations and higher-risk, high-reward exploration prospects.  The Company leverages its geological and geophysical strengths by acquiring high-quality, operated properties and further enhances an asset's value through field-level cost reduction.  It continually evaluates producing property acquisition opportunities complementary to its core operating areas.  Please visit www.southtexasoil.com for additional information.

Forward-Looking Statements
This press release contains forward-looking information regarding South Texas Oil Company that is intended to be covered by the safe harbor "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995, based on the Company's current expectations and includes statements regarding acquisitions and divestitures, estimates of future production, future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as "expects", "anticipates", "plans", "estimates", "potential", "possible", "probable", or "intends", or stating that certain actions, events or results "may", "will", "should", or "could" be taken, occur or be achieved). Statements concerning oil and gas reserves also may be deemed to be forward-looking statements in that they reflect estimates based on certain assumptions that the resources involved can be economically exploited. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those reflected in the statements. These risks include, but are not limited to: the risks of the oil and gas industry (for example, operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather such as hurricanes and other natural disasters); uncertainties as to the availability and cost of financing; fluctuations in oil and gas prices; risks associated with derivative positions; inability to realize expected value from acquisitions, inability of the Company’s management team to execute its plans to meet its goals, shortages of drilling equipment, oil field personnel and services, unavailability of gathering systems, pipelines and processing facilities and the possibility that government policies may change or governmental approvals may be delayed or withheld. Additional information on these and other factors which could affect the Company’s operations or financial results are included in the Company’s reports on file with the SEC. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. The Company does not assume any obligation to update forward-looking statements should circumstances or management's estimates or opinions change.